Exhibit 99.1

Entravision Communications Corporation Announces Partial Debt Repayment

SANTA MONICA, CA – December 18, 2018 - Entravision Communications Corporation (NYSE: EVC), a diversified global media and advertising technology company serving Latino consumers, today announced its intention to make a prepayment on December 31, 2018 of $50 million of term loans under the company’s senior secured term loan credit facility entered into on November 30, 2017.  Entravision anticipates funding this prepayment by using cash on hand.  Following the prepayment, approximately $246 million will remain outstanding under the company’s term loan credit facility.

“We continue to proactively manage our capital structure and over the past several years have opportunistically reduced our total debt,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision.  “With a solid balance sheet and sound financial performance, we remain well positioned to continue to execute on our strategic plan.”

About Entravision Communications Corporation

Entravision is a diversified global media, advertising technology and data analytics company that reaches and engages Latino consumers in the U.S. and other markets primarily including Mexico, Latin America and Spain. Entravision’s portfolio includes digital media properties and advertising technology platforms that deliver performance-based solutions and data insights, along with 55 television stations and 49 radio stations.  Entravision’s digital and technology businesses include Headway, a leading global provider of mobile, programmatic, data and performance digital marketing solutions, as well as Pulpo Media, the top-ranked online advertising platform in connecting businesses with U.S. Latinos. Entravision is the largest affiliate group of both the Univision and UniMás television networks, and its Spanish-language radio stations feature its nationally recognized talent. Entravision also operates Entravision Solutions, a national sales and marketing organization representing over 300 owned and affiliated radio stations, radio networks and digital media platforms, and Headway’s audio advertising platform, AudioEngage. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC. Learn more at: www.entravision.com.

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For Entravision:

Mike Smargiassi

The Plunkett Group

212-739-6729